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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction of Incorporation or Formation
Affinity Gaming Black Hawk, LLC	CO
Cardivan, LLC(1)(4)	NV
California Prospectors, Ltd.(3)	NV
Corral Country Coin, LLC(1)(4)	NV
Dayton Gaming, LLC(2)	NV
E-T-T, LLC(4)	NV
Flamingo Paradise Gaming, LLC	NV
HGI—Lakeside, LLC	NV
HGI—Mark Twain, LLC	NV
HGI—St Jo, LLC	NV
Last Chance, LLC(2)	NV
Market Gaming, LLC(4)	NV
Plantation Investments, LLC(2)	NV
The Primadonna Company, LLC	NV
The Sands Regent, LLC	NV
Zante, LLC(2)	NV

(1)
Wholly-owned subsidiary of E-T-T, LLC

(2)
Wholly-owned subsidiary of The Sands Regent, LLC

(3)
Wholly-owned subsidiary of Last Chance, LLC

(4)
Sold to Golden Gaming, LLC (formerly Golden Gaming, Inc.) on February 29, 2012.

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  Exhibit 21.1